[Letterhead of Sonnenschein Nath & Rosenthal LLP]


                                    November 14, 2005


GraphOn Corporation
5400 Soquel Avenue, Suite A2
Santa Cruz, California  95062

            Re:   Registration Statement on Form S-1
                  Under the Securities Act of 1933
                  ------------------------------


Ladies and Gentlemen:

      In our capacity as counsel to GraphOn Corporation, a Delaware corporation (the "Company"), we have been asked to render this opinion in connection with a registration statement on Form S-1 ("Registration Statement") being filed contemporaneously herewith by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), covering (i) 24,414,793 shares of common stock, par value $0.0001 per share (the "Common Stock"), of the Company ("Shares"), (ii) 9,629,200 shares of Common Stock of the Company ("Warrant Shares") that are presently issuable upon future exercises of certain warrants heretofore issued by the Company (the "Warrants") and (iii) 1,250,000 shares of Common Stock of the Company ("Option Shares") that are presently issuable upon future exercises of certain options heretofore issued by the Company (the "Options"). The Shares, the Warrant Shares and the Option Shares have been included in the Registration Statement for the account of the persons identified therein as the Selling Stockholders.

      In connection with rendering this opinion, we have examined and are familiar with the Company's Amended and Restated Certificate of Incorporation, the Company's Amended and Restated By-Laws, the Registration Statement, corporate proceedings of the Company relating to the Shares, the Warrants, the Warrant Shares, the Options and the Option Shares and such other instruments and documents as we have deemed relevant under the circumstances.

      In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

      Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

      1. The Shares have been duly and validly authorized and issued, and are fully paid and non-assessable;

      2. The Warrant Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the Warrants, will be duly and validly issued, fully paid and non-assessable; and

      3. The Option Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the Options and, will be duly and validly issued, fully paid and non-assessable.

      The foregoing opinion is limited to the laws of the United States of America and Delaware corporate law (which includes the Delaware General Corporation Law and applicable provisions of the Delaware constitution, as well as reported judicial decisions interpreting same) and does not purport to express any opinion on the laws of any other jurisdiction.

      We hereby consent to the use of our opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus comprising a part of the Registration Statement and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

                                    Very truly yours,

                                    SONNENSCHEIN NATH & ROSENTHAL LLP


                                    By: /s/ Ira Roxland
                                        ---------------
                                        A Member of the Firm